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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No._____ )

                         HOME LOAN FINANCIAL CORPORATION
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                                (Name of Issuer)
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                                 COMMON SHARES
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                         (Title of Class of Securities)

                                   437183 10 6
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                                 (CUSIP Number)

                                DECEMBER 31, 2001
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)
         [ ]    Rule 13d-1(c)
         [X]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.   437183 10 6                                   13G
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    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Robert C. Hamilton
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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a) /  /
                                                                   (b) /  /

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    3      SEC USE ONLY


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    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

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                              5     SOLE VOTING POWER

                                    91,858
        NUMBER OF             --------------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     15,000
         BY EACH              --------------------------------------------------
    REPORTING PERSON          7     SOLE DISPOSITIVE POWER
          WITH
                                    72,511
                              --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    34,347

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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           106,858

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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.3%

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   12      TYPE OF REPORTING PERSON*

           IN

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ITEM 1(a).               Name of Issuer:

                         Home Loan Financial Corporation

ITEM 1(b).               Address of Issuer's Principal Executive Offices:

                         401 Main Street
                         Coshocton, Ohio  43812

ITEM 2(a).               Name of Person Filing:
                         Robert C. Hamilton

ITEM 2(b).               Address of Principal Business Office or, if none,
                         Residence:

                         217 S. Wall Street
                         West Lafayette, Ohio 43845

ITEM 2(c).               Citizenship:

                         United States

ITEM 2(d).               Title and Class of Securities:

                         Common Shares

ITEM 2(e).               CUSIP Number

                         437183 10 6

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                         (a)    [   ]   Broker or Dealer registered under
                                        Section 15 of the Act (15 U.S.C. 78o).

                         (b)    [   ]   Bank as defined in section 3(a)(6) of
                                        the Act (15 U.S.C. 78c).


                         (c)    [   ]   Insurance Company as defined in section
                                        3(a)(19) of the Act (15 U.S.C. 78c).


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                         (d)    [   ]   Investment Company registered under
                                        section 8 of the Investment Company Act
                                        of 1940 (15 U.S.C. 80a-8).

                         (e)    [   ]   An investment adviser in accordance
                                        withss. 240.13d-1(b)(1)(ii)(E).

                         (f)    [   ]   An employee benefit plan or endowment
                                        fund in accordance withss.
                                        240.13d-1(b)(1)(ii)(F).

                         (g)    [   ]   A parent holding company or control
                                        person in accordance withss.
                                        240.13d-1(b)(1)(ii)(G).

                         (h)    [   ]   A savings association as defined in
                                        Section 13(b) of the Federal Deposit
                                        Insurance Act (12 U.S.C. 1813).

                         (i)    [   ]   A church plan that is excluded from the
                                        definition of an investment company
                                        under Section 3(c)(14) of the Investment
                                        Company Act of 1940 (15 U.S.C. 80a-3).

                         (j)    [   ]   A group, in accordance
                                        withss.240.13d-1(b)(1)(ii)(J).


ITEM 4.                  Ownership:

                         (a)     Amount Beneficially Owned:
                                 106,858

                         (b)     Percent of Class:
                                 6.3%

                         (c)     Number of shares as to which such person has:

                                 (i)     sole power to vote or to direct the
                                         vote:  91,858

                                 (ii) shared power to vote or to direct the vote: 15,000

                                 (iii) sole power to dispose or to direct the disposition of: 72,511

                                 (iv)    shared power to dispose or to direct
                                         the disposition of:  34,347

ITEM 5.                  Ownership of Five Percent or Less of a Class:

                         Inapplicable


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ITEM 6.                  Ownership of More Than Five Percent on Behalf of
                         Another Person:

                         Inapplicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being

                         Reported on by the Parent Holding Company:

                         Inapplicable

ITEM 8.                  Identification and Classification of Members of the
                         Group:
                         Inapplicable

ITEM 9.                  Notice of Dissolution of Group:

                         Inapplicable

ITEM 10.                 Certification:

                                  By signing below, I certify that, to the best
                         of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/5/02                                /s/ Robert C. Hamilton
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Date                                  Robert C. Hamilton